Exhibit 5.1

January 9, 2014

Board of Directors
WaferGen Bio-systems, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555

Re: Registration Statement/Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to WaferGen Bio-systems, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1/A (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering from time to time by the selling stockholders, as described in the Registration Statement, of up to (i) 2,760,107 issued and outstanding shares (the “Common Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), including 1,692,790 shares of Common Stock issued and outstanding and requiring registration following the conversion of 688.3439 outstanding shares of Series 1 Convertible Preferred Stock of the Company; (ii) 5,781,951 shares of Common Stock to be issuable upon the conversion of shares of Series 1 Convertible Preferred Stock of the Company (the “Conversion Shares”), and (iii) 2,369,000 shares of Common Stock issuable upon the exercise of warrants (the “Warrant Shares” and, collectively with the Common Shares and Conversion Shares, the “Shares”).

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that (a) the Common Shares have been duly authorized, validly issued, fully paid, and are non-assessable and (b) the Conversion Shares and Warrant Shares, when issued and outstanding pursuant to the terms of the Series 1 Preferred Stock and warrant agreements, will be duly authorized and will be validly issued, fully paid and non-assessable Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP